UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): October 1, 2010 (September 28, 2010)
DAWSON GEOPHYSICAL COMPANY
(Exact name of Registrant as specified in its charter)

TEXAS	001-34404	75-0970548
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)
508 West Wall, Suite 800
Midland, Texas 79701
(Address of principal executive offices)
(432) 684-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On September 28, 2010, the Board of Directors (the “Board”) of Dawson Geophysical Company (the “Company”) appointed Craig W. Cooper to fill a vacant director slot previously approved by the Board, which increased the size of the Board from seven to eight directors. Mr. Cooper will become a director effective as of September 28, 2010. At the time of this filing, Mr. Cooper has not been named to any committee of the Board. Mr. Cooper will be compensated for his service on the Board under the Company’s standard arrangement described in its proxy statement for the annual meeting of stockholders held on January 26, 2010.
     Prior to his retirement in April 2010, Mr. Cooper was a Senior Advisor, Seismic at BP p.l.c., in the Unconventional Gas unit from 2008 to 2010. Prior to 2008, Mr. Cooper was the Seismic Program Coordinator, North America at BP p.l.c. for three years, Seismic Technology Advisor for two years and Manager of Seismic Imaging & Operations for four years. Mr. Cooper was employed by BP p.l.c. and its predecessor, Amoco Corporation, for 30 years.
     There are no arrangements or understandings between Mr. Cooper and any other person pursuant to which he was selected as a director. There are no transactions in which Mr. Cooper has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAWSON GEOPHYSICAL COMPANY
Date: October 1, 2010	By:	/s/ Christina W. Hagan
Christina W. Hagan
Executive Vice President, Secretary and Chief Financial Officer